NOTIFICATION  OF  THE  REMOVAL  FROM  LISTING  AND REGISTRATION OF THE STATED
SECURITIES

The American Stock Exchange LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 5, 2007, pursuant to the provisions of Rule 12d2-2 (a). 17CFR240.12d2-2(a)(2)

The removal of Morgan Stanley 10% SPARQS Linked to Apple Computer, Inc., maturing December 20, 2007 is being effected because the Exchange knows or is reliably informed that the entire class of this security was redeemed or paid at maturity or retirement on June 22, 2007.

The security was suspended by the Exchange on June 22, 2007.